UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/08/2012

Kraft Foods Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-16483

Virginia	52-2284372
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Three Lakes Drive, Northfield, IL 60093-2753
(Address of principal executive offices, including zip code)

(847) 646-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

The information described below under "Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant" is hereby incorporated by reference into this Item 1.01.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 8, 2012, we entered into a 364-day revolving credit agreement (the "Revolving Credit Agreement"), as guarantor, with Kraft Foods Global, Inc., our wholly owned subsidiary, Barclays Capital, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and RBS Securities Inc., as joint bookrunners, and Barclays Bank PLC and JPMorgan Chase Bank, N.A., as co-administrative agents, and the lenders and other agents party thereto, for a 364-day senior unsecured revolving credit facility in an aggregate principal amount of $4.0 billion. Under the Revolving Credit Agreement, Kraft Foods Global may borrow advances up to the aggregate amount of the unused commitments under the revolving credit facility on or after March 8, 2012 and prior to the termination of the Revolving Credit Agreement. The Revolving Credit Agreement is scheduled to terminate on March 7, 2013. Under the Revolving Credit Agreement, we guarantee the obligations of Kraft Foods Global. Upon the consummation of the previously announced proposed spin-off of our North American grocery business to our shareholders (the "Spin-Off"), our guarantee will automatically terminate, and we will automatically be released from our obligations under the Revolving Credit Agreement. All committed pro rata borrowings under the revolving credit facility will bear interest at a variable annual rate based on LIBOR or base rate, at Kraft Foods Global's election, plus an applicable margin based on (i) for any date prior to the consummation of the Spin-Off, the ratings of our long-term senior unsecured indebtedness and (ii) for any date on or following the consummation of the Spin-Off, the ratings of Kraft Foods Global's long-term senior unsecured indebtedness, in each case, as determined pursuant to the Revolving Credit Agreement.

Prior to the consummation of the Spin-Off, the Revolving Credit Agreement incorporates by reference the covenants in our 4-year revolving credit agreement dated as of April 1, 2011, with JPMorgan Chase Bank, N.A. and Deutsche Bank AG New York Branch, as co-administrative agents, and the lenders and other agents party hereto. Following the consummation of the Spin-Off, Kraft Foods Global will be subject to customary affirmative and negative covenants, including covenants restricting its ability to incur liens, sell all or substantially all of its assets, or merge or consolidate with another entity and the Revolving Credit Agreement will incorporate by reference any financial maintenance covenant contained in any credit agreement of Kraft Foods Global with a maturity of longer than one year. The Revolving Credit Agreement also contains customary representations and events of default.

Kraft Foods Global expects to use the proceeds of the borrowings under the revolving credit facility for its and its subsidiaries' general corporate purposes and, prior to the Spin-Off, for our and our subsidiaries' general corporate purposes.

Some of the lenders under the Revolving Credit Agreement and their affiliates have various relationships with us and our subsidiaries involving the provision of financial services, including cash management, investment banking and trust services. In addition, we and certain of our subsidiaries have entered into foreign exchange and other derivatives arrangements with certain of the lenders and their affiliates.

The foregoing description of the Revolving Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Revolving Credit Agreement, which we will file with our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraft Foods Inc.

Date: March 14, 2012	By:	/s/ Carol J. Ward
Carol J. Ward
Vice President and Corporate Secretary